Exhibit 5.1

[LETTERHEAD OF LUSE GORMAN POMERENK AND SCHICK, P.C.]

September     , 2008

The Board of Directors

First Niagara Financial Group, Inc.

6950 South Transit Road, P.O. Box 514

Lockport, New York 14095

Re:	First Niagara Financial Group, Inc.

Registration Statement on Form S-3 (No. 333-        )

Common Stock, Par Value $0.01 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of                      shares of the common stock, par value $0.01 per share (“Common Stock”) of First Niagara Financial Group, Inc. (the “Company”). We have reviewed the Company’s Delaware Certificate of Incorporation, Registration Statement on Form S-3 dated September 23, 2003 (the “Form S-3”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-3, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-3. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION